For Further Information Contact:

J. Gerald Bazewicz
President and Chief Executive Officer
(570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


              FIRST KEYSTONE CORPORATION ANNOUNCES
                   FOURTH QUARTER DIVIDEND AND
                 REINSTATED STOCK REPURCHASE PLAN

Berwick, Pennsylvania - November 29, 2007 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone National Bank, declared a $.22 per share quarterly cash dividend to shareholders of record as of December 11, 2007, payable December 31, 2007. With this fourth quarter dividend payment, total cash dividends for the year 2007 will amount to $.88 per share as compared to $.85 for year ending December 31, 2006, an increase of 3.5%.

A stock repurchase plan, originally announced in December 2006 and suspended in May 2007 when First Keystone Corporation announced its acquisition of Pocono Community Bank, Stroudsburg, Pennsylvania, has been reinstated with the consummation of the merger on November 1, 2007. First Keystone Corporation authorized the purchase of approximately 112,000 shares remaining from its December 2006 announcement. The shares will be purchased in the open market or through privately negotiated transactions. Any repurchased shares will be added to the corporate treasury and used for general corporate purposes.

First Keystone National Bank now operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services, as well as 4 full service offices in Monroe County under the name Pocono Community Bank, a division of First Keystone National Bank.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher,
      800-223-4207; Legg Mason Wood Walker, Inc., 800-888-6673; Janney
Montgomery Scott, Inc., 800-526-6397; Ferris, Baker, Watts, Inc.,
800-638-7411; Ryan, Beck and Company, 800-223-8969; and Boenning
& Scattergood, Inc., 800-883-8383.



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


Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone National Bank or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.



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